DATE: April 27, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS REPORTS 19 PERCENT FIRST QUARTER REVENUE GROWTH
Strong Margins on Global Growth Drive Earnings Performance
MINNEAPOLIS, April 27, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported record sales of $73.6 million for the first quarter of 2006, an 18.5 percent increase over sales of $62.1 million in the comparable quarter of 2005 (with this reported growth rate reduced by 1.6 percentage points due to currency exchange rate changes).
The Company reported first quarter 2006 net income of $11.5 million, or $0.16 per share, including the $0.03 earnings per share reduction from stock option expensing begun during the period. Net income for the first quarter 2006, adjusted for this expense, was $13.4 million, or $0.19 per share. Net income for the first quarter 2005 was $11.2 million, or $0.16 per share, during that period which preceded the introduction of stock option expensing in accordance with SFAS 123(R). Net income growth, when adjusted to exclude the stock option expense from the 2006 period, was 19.2 percent. A reconciliation of GAAP earnings to these adjusted results is included in the attached financial tables.
Martin J. Emerson, President and Chief Executive Officer, commented, “Our first quarter 2006 revenue growth was consistent with our anticipated annual growth rates across our businesses. With growth of over 34 percent for the quarter, women’s pelvic health contributed 65 percent of the quarter’s growth dollars. Our innovative prolapse systems, cryoablation systems for menorrhagia and our portfolio of incontinence technologies each played a role in these results. Men’s pelvic health growth of 10 percent in the quarter was also consistent with our annual growth expectation for this business comprised of our erectile restoration, male continence and prostate treatments product lines. Our international business continued its excellent growth, reporting over 20 percent for the quarter, a growth rate that would be increased by nearly 8 percentage points on a constant currency basis.”
Emerson continued, “Operating cash flows, strong for the quarter at nearly $21 million, were once again driven by the combination of strong margins and asset management. As a company, we continue to focus on, and deliver on, our balance sheet goals, providing us the cash flow to invest strategically in future technology platforms such as our acquisition of implantable electrical stimulation technology from BioControl Medical, Ltd. as reported yesterday.”
Outlook
For the year 2006, the Company reiterated that it expected revenue in the range of $304 to $314 million. Revenue projected for the second quarter of 2006 ranges from $75 to $78 million.
Earnings per share on these revenues for 2006, on a non-GAAP basis before the impact of the stock-based compensation expensing per SFAS 123(R), remain as anticipated in the range of $0.78 to $0.82 per share. In the second quarter of 2006, the Company expects non-GAAP earnings of $0.19 to $0.20 per share. These projected earnings exclude any in process research and development charge from the BioControl acquisition.

American Medical Systems
April 27, 2006

Earnings per share for 2006 as reported in accordance with GAAP, and thereby including the effect of stock option expensing as required under SFAS 123(R), are expected to be in the range of $0.66 to $0.70. Second quarter GAAP earnings per share are anticipated in the range of $0.16 to $0.17.
A reconciliation of GAAP to non-GAAP earnings per share projections is as follows:

	Projected Second	Projected Year
	Quarter 2006	2006
Projected GAAP earnings per share	$0.16 - $0.17	$0.66 - $0.70
Add: Projected stock-based compensation expense, net of tax	$0.03	$0.12

Equals: Projected non-GAAP earnings per share	$0.19 - $0.20	$0.78 - $0.82

Earnings Call Information
American Medical Systems will host a conference call today at 5:00 p.m. eastern time to discuss its first quarter 2006 results. Those without internet access may join the call from within the U.S. by dialing 800-886-7217; outside the U.S., dial 706-679-3821. A live webcast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and available for replay three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005.
Forward-Looking Statements
Statements about the Company’s market opportunities, future products, sales and financial results are forward-looking statements subject to risks and uncertainties such as the timing and success of new product introductions; physician acceptance, endorsement, and use of the Company’s products; regulatory matters; competitor activities; changes in and adoption of reimbursement rates; potential product recalls and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its other SEC filings. Actual results may differ materially from anticipated results.

American Medical Systems
April 27, 2006

More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2005 and its other SEC filings.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com

American Medical Systems
April 27, 2006

American Medical Systems Holdings, Inc.
Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	April 1, 2006	April 2, 2005

Net sales	$73,624	$62,145
Cost of sales	11,730	11,020

Gross profit	61,894	51,125

Operating expenses
Marketing and selling	27,814	21,656
Research and development	7,782	4,638
General and administrative	6,494	5,789
Amortization of intangibles	1,841	1,790

Total operating expenses	43,931	33,873

Operating income	17,963	17,252

Other income (expense)
Royalty income	453	478
Interest income	322	274
Interest expense	(96)	(55)
Other income (expense)	(146)	(463)

Total other income (expense)	533	234

Income before income taxes	18,496	17,486

Provision for income taxes	7,024	6,243

Net income	$11,472	$11,243

Net income per share
Basic	$0.16	$0.17
Diluted	$0.16	$0.16

Weighted average common shares used in calculation
Basic	69,679	67,898
Diluted	72,040	71,250

American Medical Systems
April 27, 2006

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)

	April 1, 2006	December 31, 2005

Assets
Current assets
Cash and short-term investments	$42,394	$46,390
Accounts receivable, net	52,108	51,058
Inventories	17,065	18,191
Deferred taxes and other current assets	6,902	7,269

Total current assets	118,469	122,908

Property, plant and equipment, net	23,655	21,371
Goodwill and intangibles, net	208,598	210,278
Deferred taxes and other assets	4,767	4,769

Total assets	$355,489	$359,326

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$6,921	$3,688
Accrued liabilities and taxes	25,200	49,687

Total current liabilities	32,121	53,375

Other long term liabilities	3,072	3,072

Total liabilities	35,193	56,447

Stockholders’ equity	320,296	302,879

Total liabilities and stockholders’ equity	$355,489	$359,326

American Medical Systems
April 27, 2006

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flows
(In thousands)

	Three Months Ended
	April 1, 2006	April 2, 2005

Cash flows from operating activities
Net income	$11,472	$11,243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	823	1,515
Loss on asset disposals	322	25
Amortization of intangibles, including deferred financing costs	1,841	1,790
Stock based compensation	2,699	—
Changes in operating assets and liabilities	3,733	3,984

Net cash provided by operating activities	20,890	18,557

Cash flows from investing activities
Purchase of property, plant and equipment	(3,419)	(1,421)
Purchase of business, net of cash acquired	(23,986)	(1,450)
Purchase of investments in technology	—	(750)
Purchase of short-term investments	(100)	(2,600)
Sale of short-term investments	14	5,728

Net cash used in investing activities	(27,491)	(493)

Cash flows from financing activities
Issuance of common stock and exercised stock options	2,285	3,822
Excess tax benefit from exercise of stock options	279	—

Net cash used in financing activities	2,564	3,822

Effect of exchange rates	(47)	558

Net increase (decrease) in cash and cash equivalents	$(4,084)	$22,444

Cash and cash equivalents at beginning of period	$30,885	$35,689

Cash and cash equivalents at end of period	$26,801	$58,133

American Medical Systems
April 27, 2006

American Medical Systems Holdings, Inc.
Selected Sales Information
(In thousands)

	Three Months
	Ended
	April 1, 2006	April 2, 2005

Sales
Product line
Men’s health	44,658	40,589
Women’s health	28,966	21,556

Total	$73,624	$62,145

Geography
United States	$56,999	$48,333
International	16,625	13,812

Total	$73,624	$62,145

Percent of total sales
Product line
Men’s health	61%	65%
Women’s health	39%	35%

Total	100%	100%

Geography
United States	77%	78%
International	23%	22%

Total	100%	100%

American Medical Systems
April 27, 2006

American Medical Systems Holdings, Inc.
SFAS 123(R) Stock Option Expense Impact to the Statement of Operations
for Consistent Presentation
(In thousands, except per share data)

	As Reported	SFAS 123 (R)	As Adjusted
	Quarter Ended	Stock Option	Quarter Ended	Quarter Ended
	April 1, 2006	Expense Impact	April 1, 2006	April 2, 2005

Net sales	$73,624	—	$73,624	$62,145
Cost of sales	11,730	45	11,685	11,020

Gross profit	61,894	(45)	61,939	51,125

Operating expenses
Marketing and selling	27,814	874	26,940	21,656
Research and development	7,782	500	7,282	4,638
General and administrative	6,494	1,178	5,316	5,789
Amortization of intangibles	1,841	—	1,841	1,790

Total operating expenses	43,931	2,552	41,379	33,873

Operating income	17,963	(2,597)	20,560	17,252

Other income (expense)
Royalty income	453	—	453	478
Interest income	322	—	322	274
Interest expense	(96)	—	(96)	(55)
Other income (expense)	(146)	—	(146)	(463)

Total other income (expense)	533	—	533	234

Income before income taxes	18,496	(2,597)	21,093	17,486

Provision for income taxes	7,024	(662)	7,686	6,243

Net income	$11,472	$(1,935)	$13,407	$11,243

Net income per share
Basic	$0.16		$0.19	$0.17
Diluted	$0.16		$0.19	$0.16

Weighted average common shares used in calculation
Basic	69,679		69,679	67,898
Diluted	72,040		72,040	71,250